                                                                      Exhibit 22

                         SUBSIDIARIES OF THE REGISTRANT

    Listed below, as of January 2, 1996, are the significant subsidiaries of the Company and their jurisdictions of organization. All of such subsidiaries ar either directly of indirectly wholly-owned by the Company. Other subsidiaries of the Company have been omitted because, considered in the aggregates they would not constitute a significant subsidiary.

                                          Jurisdiction of
   Name of Subsidiary                       Organization
   ------------------                     ---------------
100% Owned
----------
Cuno Incorporated                         Connecticut
Orange County Metal Works                 California
Cylinder City, Inc.                       Minnesota
Commercial Hydraulics Pty., Ltd.          Australia
Cuno Pacific, Pty., Ltd.                  Australia
Commercial Intertech do Brasil, Ltda.     Brazil
Commercial Intertech s.r.o.               Czech Republic
Commercial Intertech Limited              England
Astron S.A.R.L.                           France
Cuno Europe S.A.                          France
Sachsenhydraulik Chemnitz GmbH            Germany
Cuno KK                                   Japan
Commercial Intertech S.A.                 Luxembourg
Astron Building Systems
      (Shenzhen) Co. Ltd.                 Peoples Republic of China
Cuno Filtration Asia Pte. Ltd.            Singapore

Other:  (see Note A)
--------------------
Hydraulik Rochlitz GmbH                   Germany
Commercial Intertech GmbH                 Germany


NOTE A Commercial Intertech GmbH is 100% owned by Hydraulik Rochlitz GmbH, which is 100% owned by Sachsenhydraulik Chemnitz GmbH.



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